Exhibit 99.2

Investor Contact:
Andrew Blazier, Senior Associate
Sharon Merrill
(617) 542-5300
trr@investorrelations.com

Company Contact:
Thomas W. Bennet, Jr., CFO
(978) 970-5600
tbennet@trcsolutions.com

TRC Announces Second-Quarter Fiscal 2017 Financial Results
NSR Up 14% from Q2 Fiscal 2016; Operating Cash Flow of $21.4 Million
Lowell, MA, Feb. 2, 2017 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, environmental consulting and construction-management services to the power, environmental, infrastructure and oil and gas markets, today announced financial results for the fiscal second quarter ended December 30, 2016.

	Three Months Ended				Six Months Ended
	December 30,	December 25,	$	%	December 30,	December 25,	$	%
(In millions, except per share data)	2016	2015	Change	Change	2016	2015	Change	Change

GAAP Results
Net service revenue (1)	$127.4	$111.4	$16.0	14%	$251.7	$211.5	$40.2	19%
Acquisition and integration expense	$—	$1.2	$(1.2)	N/A	$—	$2.1	$(2.1)	N/A
Amortization	$2.6	$1.1	$1.5	143%	$5.3	$1.9	$3.4	178%
Operating income	$7.0	$6.7	$0.3	5%	$13.0	$14.4	$(1.4)	-10%
Net income applicable to TRC Companies, Inc.	$4.0	$3.9	$0.1	2%	$7.6	$8.4	$(0.8)	-9%
Diluted earnings per common share	$0.13	$0.13	$—	0%	$0.24	$0.27	$(0.03)	-11%

Non-GAAP Results
EBITDA (2)	$11.4	$9.5	$1.9	20%	$21.9	$19.4	$2.5	13%
Adjusted EBITDA (3)	$11.4	$10.7	$0.7	6%	$21.9	$21.5	$0.4	2%

(1)	The Company believes net service revenue (NSR) best reflects the value of services provided and is the most meaningful indicator of revenue performance.

(2)
TRC presents EBITDA because it believes that it is a useful tool for the Company, its lenders and its investors to measure the Company’s ability to meet debt service, capital expenditure and working capital requirements. As used in the presentation, EBITDA is operating income plus depreciation and amortization.

(3)
Excludes acquisition and integration expenses of $1.2 million and $2.1 million for the three and six months ended December 25, 2015. For a complete reconciliation of the Company’s non-GAAP results, please see the associated earnings webcast slides, which are posted on the Company’s website.

“Our second quarter results demonstrate the benefit of our diversified business model, which has driven continued growth during the past several quarters. In the second quarter of fiscal 2017, robust demand drove growth in revenues and generated strong operating cash flow. NSR was $127.4 million, up 14% from $111.4 million in the same period of fiscal 2016. The increase was primarily from our Oil & Gas segment, which we acquired late in the second quarter of fiscal 2016, as well as the strong performance of our Infrastructure segment,” said Chris Vincze, Chairman and Chief Executive Officer. “Operating income was $7.0 million, up $0.3 million from the prior-year period. Net income was $4.0 million, up $0.1 million from the year-ago period, and EBITDA was $11.4 million, up $1.9 million or 20% from the prior-year period. Our $26.7 million cash balance at the end of the quarter was up significantly as a result of operating cash flow of $21.4 million.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.2

Comments on Segment Results
“In our Power segment, NSR was up 1% and segment profit was flat, although backlog was up 16% from the second quarter of fiscal 2016,” Vincze said. “Environmental segment NSR and segment profit declined 2% and 4%, respectively, largely as a result of a decrease in demand from our oil and gas clients and the completion of several large remediation projects. In our Infrastructure segment, several large public-private partnership projects led to a 7% increase in NSR and a 37% increase in segment profit year over year.
“We have begun to see more stability in the oil and gas market. NSR of $21.3 million in our Oil and Gas segment was unchanged sequentially from the first quarter of fiscal 2017. Segment profit was $1.5 million, up from $1.4 million in the first quarter,” Vincze said. “The improved segment profit is primarily related to higher productivity and the significant cost improvements we made in the latter half of the prior fiscal year.”

Business Outlook
“The long-term prospects are favorable and improving in each of our four segments, driven by strong underlying fundamentals,” Vincze said. “In our Power segment, demand from our utility clients, our expansion in California and the shift toward program management work continue to build backlog. Significant state and public-private partnership projects should fuel Infrastructure results in the near term, with any additional expenditures at the federal level under the new Administration providing further mid- and long-term opportunity. The capital spend slowdown in oil and gas has stabilized, but a lack of investment in large projects continues to weigh on our Environmental segment. However, we expect this to be partially offset by increased demand for services related to industrial and construction activity, transaction support, and the ongoing retirement of coal plants and expansion of renewable energy. Our Oil & Gas segment has achieved consistent financial performance during the past six months. We expect to see a continuation of this trend in the second half of our fiscal year, led by demand for our pipeline integrity-related services.

“With the integration of the Oil and Gas acquisition now complete, we are again exploring strategic acquisitions that provide opportunities to expand geographically and enhance our technical capabilities,” Vincze said. “We recently acquired the New Brunswick, N.J. office of Applied Energy Group, the administrator of New Jersey’s Clean Energy Program. This acquisition supports TRC's strategy of enhancing our leadership position in the energy efficiency services market, in order to prepare for evolving energy policies and economic drivers.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.2

Conference Call Information / Reconciliation of Non-GAAP Metrics
TRC will webcast its financial results conference call today, Feb. 2, 2017 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. Those slides also contain a reconciliation of non-GAAP metrics utilized in this press release to GAAP metrics. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. A webcast replay will be available on the Company’s website for approximately one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, environmental consulting and construction management firm that provides integrated services to the power, environmental, infrastructure and oil and gas markets. TRC serves a broad range of commercial, industrial and government clients, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; capital availability and project investment by TRC’s clients; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and other factors included from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2016	December 25, 2015	December 30, 2016	December 25, 2015
Gross revenue	$198,662	$157,743	$379,513	$293,202
Less subcontractor costs and other direct reimbursable charges	71,306	46,361	127,852	81,657
Net service revenue	127,356	111,382	251,661	211,545
Interest income from contractual arrangements	62	27	96	42
Insurance recoverables and other income	644	1,031	1,281	1,773
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	105,613	93,676	209,289	176,660
General and administrative expenses	11,042	8,046	21,881	15,167
Acquisition and integration expenses	—	1,240	—	2,118
Depreciation	1,754	1,704	3,542	3,128
Amortization	2,617	1,076	5,333	1,916
Total operating costs and expenses	121,026	105,742	240,045	198,989
Operating income	7,036	6,698	12,993	14,371
Interest income	286	137	564	137
Interest expense	(841)	(461)	(1,686)	(489)
Income from operations before taxes	6,481	6,374	11,871	14,019
Income tax provision	(2,473)	(2,439)	(4,204)	(5,596)
Net income	4,008	3,935	7,667	8,423
Net (income) loss applicable to noncontrolling interest	(10)	2	(30)	6
Net income applicable to TRC Companies, Inc.	$3,998	$3,937	$7,637	$8,429

Basic earnings per common share	$0.13	$0.13	$0.24	$0.27
Diluted earnings per common share	$0.13	$0.13	$0.24	$0.27

Weighted-average common shares outstanding:
Basic	31,451	30,968	31,300	30,805
Diluted	31,966	31,369	31,783	31,347

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 30, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$26,733	$18,804
Restricted cash	43	71
Accounts receivable, less allowance for doubtful accounts	174,215	149,280
Insurance recoverable - environmental remediation	49,066	49,934
Restricted investments	5,767	5,959
Income taxes refundable	—	75
Prepaid expenses and other current assets	21,798	24,122
Total current assets	277,622	248,245

Property and equipment	76,120	74,053
Less accumulated depreciation and amortization	(54,600)	(51,593)
Property and equipment, net	21,520	22,460
Goodwill	75,337	75,337
Intangible assets, net	40,636	45,969
Deferred income tax assets	26,377	26,239
Long-term restricted investments	17,441	18,420
Long-term prepaid insurance	22,367	23,425
Other assets	14,540	18,383
Total assets	$495,840	$478,478
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$13,963	$18,339
Accounts payable	51,455	29,311
Accrued compensation and benefits	45,398	48,485
Deferred revenue	15,890	15,363
Environmental remediation liabilities	8,644	8,654
Income taxes payable	785	265
Other accrued liabilities	59,796	58,026
Total current liabilities	195,931	178,443
Non-current liabilities:
Long-term debt, net of current portion	74,101	79,243
Long-term income taxes payable	959	2,204
Deferred revenue	61,930	65,340
Environmental remediation liabilities	436	433
Total liabilities	333,357	325,663
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 31,594,124 and 31,590,642 shares issued and outstanding, respectively, at December 30, 2016, and 31,087,084 and 31,083,602 shares issued and outstanding, respectively, at June 30, 2016	3,159	3,109
Additional paid-in capital	197,164	195,156
Accumulated deficit	(38,261)	(45,898)
Accumulated other comprehensive loss	(128)	(71)
Treasury stock, at cost	(33)	(33)
Total stockholders' equity applicable to TRC Companies, Inc.	161,901	152,263
Noncontrolling interest	582	552
Total equity	162,483	152,815
Total liabilities and equity	$495,840	$478,478

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995